EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Registration No. 333-132399), Form S-1 (Registration No. 333-87218), Form S-1 (Registration No. 333-137802), and S-1 (333-161382) of PHL Variable Insurance Company of our report dated March 22, 2010 relating to the financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

March 22, 2010